EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Vicon Industries, Inc.
Hauppauge, New York
We hereby consent to the incorporation of reference in the Prospectus constituting a part of this Registration Statement of our report dated January 13, 2017, relating to the consolidated financial statements of Vicon Industries, Inc., which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
Melville, New York
August 7, 2017